EXHIBIT  99.1

Date: October 25, 2017

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Record Earnings for the Quarter Ended September 30, 2017   and Assets in Excess of $1.0 Billion at September 30, 2017

Catskill, N.Y. -- October 25, 2017-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2017, which is the first quarter of the Company’s fiscal year ending June 30, 2018.  Net income for the quarter ended September 30, 2017 and 2016 was $3.5 million compared to $2.5 million, for the quarter ended September 30, 2016, a 38.5% increase.  Earnings per share were $0.41 per basic and diluted share, for the quarter ended September 30, 2017, and $0.30 per basic and diluted share, for the quarter ended September 30, 2016.

Donald Gibson, President & CEO stated: “During the quarter, we have continued to build upon the growth that we realized during fiscal 2017, and as a result the Company has crossed the $1.0 billion in assets threshold at September 30, 2017, a milestone that we have achieved well ahead of plan.  In addition, financial performance remains strong, reporting record earnings for the quarter ended September 30, 2017.”

“I am also pleased to report Greene County Bancorp, Inc. has been named to the 2017 Sandler O’Neill Bank & Thrift Sm-All Stars.  GCBC is one of only 29 publicly traded banks and thrifts to have been selected among 404 depositories across the country. Of particular interest, we are the only financial institution named from New York State. Sandler O’Neill’s screening methodology examined growth, profitability, credit quality and capital strength and eliminated 375 institutions or 95% of banks and thrifts with market capitalization below $2.5 billion that trade on a major exchange.”

Selected highlights for the quarter ended September 30, 2017 are as follows:

Net Interest Income and Margin
•
Net interest income increased $1.1 million to $8.2 million for the quarter ended September 30, 2017 from $7.1 million for the quarter ended September 30, 2016. The growth in average loan and securities balances led to an increase in net interest income when comparing the quarters ended September 30, 2017 and 2016, and was complimented by an increase in net interest spread and net interest margin.

•	Net interest rate spread increased one basis point to 3.27% as compared to 3.26% when comparing the quarters ended September 30, 2017 and 2016, respectively.
•	Net interest margin increased one basis point to 3.35% for the quarter ended September 30, 2017 as compared to 3.34% for the quarter ended September 30, 2016.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.62% and 3.59% for the quarters ended September 30, 2017 and 2016, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $347,000 and $543,000 for the quarters ended September 30, 2017 and 2016, respectively.  The level of provision was higher for the quarter ended September 30, 2016 as the result of stronger growth in commercial real estate and commercial loans as compared to the quarter ended September 30, 2017.  Allowance for loan losses to total loans receivable were 1.71% at September 30, 2017, and 1.74% at June 30, 2017, and 1.79% at September 30, 2016.

•
Net charge-offs amounted to $271,000 and $52,000 for the quarters ended September 30, 2017 and 2016, respectively, an increase of $219,000. This increase in charge-off activity was primarily within the commercial loan and residential real estate portfolios.

•
Nonperforming loans amounted to $3.4 million and $3.6 million at September 30, 2017 and June 30, 2017, respectively. At September 30, 2017 and June 30, 2017, respectively, nonperforming assets to total assets were 0.40% and 0.45%, and nonperforming loans to net loans were 0.53% and 0.58%.  At September 30, 2016, nonperforming assets to total assets were 0.51% and nonperforming loans to net loans were 0.78%.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $191,000, or 12.3%, and totaled $1.7 million and $1.5 million for the quarters ended September 30, 2017 and 2016, primarily due to increases in service charges and debit card fees resulting from continued growth in the number of checking accounts with debit cards, and increases in loan fee income which is included in other operating income.

•
Noninterest expense increased $139,000, or 2.9%, to $4.9 million for the quarter ended September 30, 2017 as compared to $4.8 million for the quarter ended September 30, 2016. This increase was primarily due to an increase in salaries and employee benefits expenses, resulting from additional staffing for a new branch scheduled to open in the second quarter of fiscal 2018. Staffing was also increased within our lending department and customer service center. The increase is also due to higher service and data processing fees resulting from costs associated with offering more services to customers through online banking. Partially offsetting the aforementioned increases were decreases in advertising and promotional fees, occupancy expense, FDIC insurance premiums, and other operating expenses.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 25.7% for the quarter ended September 30, 2017, compared to 24.9% for the quarter ended September 30, 2016.   The effective tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary.

Balance Sheet Summary
•	Total assets of the Company were $1.0 billion at September 30, 2017 as compared to $982.3 million at June 30, 2017, an increase of $55.4 million, or 5.6%.
•
Securities available-for-sale and held-to-maturity increased $11.2 million, or 3.6%, to $326.5 million at September 30, 2017 as compared to $315.3 million at June 30, 2017.  Securities purchases totaled $39.2 million during the quarter ended September 30, 2017 and consisted of $35.7 million of state and political subdivision securities and $3.5 million of mortgage-backed securities. Principal pay-downs and maturities during the quarter amounted to $28.1 million, of which $6.4 million were mortgage-backed securities, $500,000 were corporate debt securities, and $21.2 million were state and political subdivision securities.

•
Net loans receivable increased $14.2 million, or 2.3%, to $638.4 million at September 30, 2017 from $624.2 million at June 30, 2017.  The loan growth experienced during the quarter consisted primarily of $3.5 million in commercial real estate loans, $2.7 million in commercial construction loans, $5.1 million in commercial loans and $2.2 million in residential real estate loans.

•
Total deposits increased to $917.6 million at September 30, 2017 from $859.5 million at June 30, 2017, an increase of $58.1 million, or 6.8%. Noninterest-bearing deposits increased $7.9 million, or 8.2%, NOW deposits increased $66.6 million, or 17.0%, and money market deposits increased $2.3 million, or 1.9%, when comparing September 30, 2017 and June 30, 2017. These increases were partially offset by decreases of savings deposits of $3.6 million, or 1.8%, and certificates of deposit of $15.2 million, or 28.2%, when comparing September 30, 2017 and June 30, 2017. These increases were the result of a $62.9 million increase in municipal deposits at Greene County Commercial Bank, primarily from continued growth in new account relationships as well as tax collection.  Included within certificates of deposits at June 30, 2017 were $15.0 million in brokered certificates of deposit. These brokered certificates of deposit matured during the quarter ended September 30, 2017 and were not renewed.

•
Borrowings for the Company amounted to $700,000 of line of credit advances and $20.2 million of term borrowings, with the Federal Home Loan Bank of New York at September 30, 2017, compared to $6.9 million of overnight borrowings and $22.7 million of term borrowings at June 30, 2017.

•
Shareholders’ equity increased to $86.9 million at September 30, 2017 from $83.5 million at June 30, 2017, as net income of $3.5 million and a $235,000 decrease in other accumulated comprehensive loss were partially offset by dividends declared and paid of $379,000.  Other changes in equity, an increase of $6,000, were the result of options exercised with the Company’s 2008 Stock Option Plan.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
	At or for the Quarter Ended September 30,
(Dollars in thousands, except per share data)	2017	2016
Interest income	$9,089	$7,814
Interest expense	919	727
Net interest income	8,170	7,087
Provision for loan losses	347	543
Noninterest income	1,740	1,549
Noninterest expense	4,893	4,754
Income before taxes	4,670	3,339
Tax provision	1,198	832
Net Income	$3,472	$2,507

Basic EPS	$0.41	$0.30
Weighted average shares outstanding	8,502,734	8,483,179
Diluted EPS	$0.41	$0.30
Weighted average diluted shares outstanding	8,531,242	8,497,669
Dividends declared per share	$0.0975	$0.0950

Selected Financial Ratios
Return on average assets[1]	1.40%	1.16%
Return on average equity[1]	16.33	13.32
Net interest rate spread[1]	3.27	3.26
Net interest margin[1]	3.35	3.34
Fully taxable-equivalent net interest margin[2]	3.62	3.59
Efficiency ratio[3]	49.37	55.05
Non-performing assets to total assets	0.40	0.51
Non-performing loans to net loans	0.53	0.78
Allowance for loan losses to non-performing loans	328.54	232.11
Allowance for loan losses to total loans	1.71	1.79
Shareholders’ equity to total assets	8.37	8.56
Dividend payout ratio[4]	23.78	31.67
Actual dividends paid to net income[5]	10.92	14.72
Book value per share	$10.21	$9.00
[1]	Ratios are annualized when necessary.
[2]
Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was approximately 34% for federal income taxes and 3.32% for New York State income taxes for all periods presented.  The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margin.

	For the quarters ended September 30,
(Dollars in thousands)	2017	2016
Net interest income (GAAP)	$8,170	$7,087
Tax-equivalent adjustment	647	520
Net interest income (fully taxable-equivalent basis)	$8,817	$7,607

Average interest-earning assets	$975,036	$848,536
Net interest margin (fully taxable-equivalent basis)	3.62%	3.59%

[3]	The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
[4]
The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.2% of the shares outstanding.

[5]	Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the quarters ended September 30, 2017 and 2016.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	As of September 30, 2017	As of June 30, 2017
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$46,419	$16,277
Long term certificate of deposit	2,145	2,145
Securities- available for sale, at fair value	100,809	91,483
Securities- held to maturity, at amortized cost	225,694	223,830
Federal Home Loan Bank stock, at cost	1,575	2,131

Gross loans receivable	648,693	634,331
Less: Allowance for loan losses	(11,098)	(11,022)
Unearned origination fees and costs, net	851	878
Net loans receivable	638,446	624,187

Premises and equipment	13,559	13,615
Accrued interest receivable	4,374	4,033
Foreclosed real estate	752	799
Prepaid expenses and other assets	3,874	3,791
Total assets	$1,037,647	$982,291

Liabilities and shareholders’ equity
Noninterest bearing deposits	$103,819	$95,929
Interest bearing deposits	813,750	763,606
Total deposits	917,569	859,535

Borrowings from FHLB, short term	-	6,900
Borrowings from other banks, short term	700	-
Borrowings from FHLB, long term	20,150	22,650
Accrued expenses and other liabilities	12,373	9,685
Total liabilities	950,792	898,770
Total shareholders’ equity	86,855	83,521
Total liabilities and shareholders’ equity	$1,037,647	$982,291
Common shares outstanding	8,503,614	8,502,614
Treasury shares	107,726	108,726

The above information is preliminary and based on the Company’s data available at the time of presentation.